                                                                    EXHIBIT 23.1


                              CONSENT OF KPMG LLP


The Board of Directors
General Magic, Inc.:

     We   consent to incorporation by reference in the registration statements
Nos. 33-93648, 333-12667, 333-33329, 333-45751, 333-71781, 333-93479, and
333-42198 on Form S-8 and Nos. 333-67683, 333-59723, 333-51685, 333-77369,
333-79857, 33-83075, 333-90023, 333-37998 on Form S-3 of General Magic, Inc. of
our report dated February 2, 2001, relating to the consolidated balance sheets of General Magic, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of General Magic, Inc.

/s/ KPMG LLP

Mountain View, California
April 2, 2001